Where Food Comes From, Inc. 8-K/A

EXHIBIT 99.2

HEADNOTE TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 28, 2016, we entered into an Asset Purchase Agreement (the “SureHarvest Purchase Agreement”), by and among the Company, SureHarvest Services LLC (the “Buyer” or “SureHarvest”); and SureHarvest, Inc., a California corporation (“SureHarvest, Inc.”). We acquired substantially all the assets of the Seller. SureHarvest develops software and provides services related to sustainability measurement and benchmarking, traceability, verification and certification to the food and agriculture industries.

Pursuant to the SureHarvest Purchase Agreement, WFCF purchased the business assets of SureHarvest, Inc. in exchange for total consideration of approximately $2.8 million, comprised of approximately $1,122,000 in cash and 850,852 shares of common stock of WFCF valued at approximately $1,710,000 based on the closing price of our stock on December 28, 2016, of $2.01 per share, and a 40% membership interest in SureHarvest. The consideration paid by WFCF in connection with this acquisition was determined by arms-length negotiations between WFCF and SureHarvest, Inc. The transaction was financed through cash on hand.

The Purchase Agreement provides for a period of eighteen months to support any indemnification claims for breach of SureHarvest, Inc. representations, warranties and covenants. The Shares were placed in escrow during such indemnification period. The Purchase Agreement also includes non-dilution provisions.

SureHarvest, Inc. made certain additional customary covenants, including not soliciting or initiating discussions, engaging in negotiations or providing any non-public information concerning alternative business combination transactions with respect to the transaction and covenants not to compete.

The Company has the right of first refusal on the remaining 40% membership interest of SureHarvest. At any time following the thirty-six-month anniversary of the effective date of the Purchase Agreement, the Company shall have the option, but not the obligation, to purchase all the units (the 40% interest) of SureHarvest held by the Seller, and the Seller shall have the option, but not the obligation, to require the Company to purchase all the units of SureHarvest held by the Seller. The purchase price for the units shall be equal to the amount the selling holders of the units would be entitled to receive upon a liquidation of the SureHarvest assuming all of the assets of SureHarvest are sold for a purchase price equal to the product of eight and half times trailing twelve-month earnings before income taxes, depreciation and amortization, as defined, subject to an $8 million floor.

The pro forma adjustments represent the Company’s provisional allocation of acquisition accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the unaudited pro forma condensed consolidated statement of operations are subject to change, and the final amounts may differ substantially from the provisional amounts.

The accompanying pro forma condensed consolidated statement of operations for year ended December 31, 2016, gives effect to the acquisition as if it had been consummated as of January 1, 2016.

The pro forma financial information should be read in conjunction with our historical consolidated financial statements used in the presentation of the pro forma financial information. THE PRO FORMA INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THAT WHICH WOULD HAVE BEEN ATTAINED HAD THE TRANSACTION OCCURRED AT THE DATES INCLUDED IN THE PRO FORMA FINANCIAL INFORMATION.

Where Food Comes From, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	WFCF Year ended December 31, 2016	SureHarvest Year ended December 28, 2016	Pro Forma Adjustments	Notes	Pro Forma Year ended December 31, 2016
	(historical)	(historical)
Revenues:
Verification and certification service revenue	$10,308,670	$—	$—		$10,308,670
Product sales	1,180,919	—	—		1,180,919
Software license, maintenance and support services revenue	—	1,074,268	—		1,074,268
Consulting service revenue	—	603,524	—		603,524
Other revenue	125,444	—	—		125,444
Total revenues	11,615,033	1,677,792	—		13,292,825
Costs of revenues:
Labor and other costs of services	5,518,024	277,871	—		5,795,895
Costs of products	684,121				684,121
Cost of software license, maintenance and support services	—	534,973	—		534,973
Total costs of revenues	6,202,145	812,844	—		7,014,989
Gross profit	5,412,888	864,948	—		6,277,836
Selling, general and administrative expenses	4,778,389	881,440	146,462	(a)	5,806,291
Income from operations	634,499	(16,492)	(146,462)		471,545
Other expense (income):
Interest expense	1,517	38,956	(38,956)	(b)	1,517
Other income, net	(4,131)	—	—		(4,131)
Income before income taxes	637,113	(55,448)	(107,506)		474,159
Income tax expense (benefit)	235,547	—	(21,327)	(c)	214,220
Net income	401,566	(55,448)	(86,179)		259,939
Adjustment to net income for non-controlling interest	31,605	—	—		31,605
Net income attributable to WFCF common shareholders	$433,171	$(55,448)	$(86,179)		$291,544

Net income per share:
Basic	$0.02				$0.01
Diluted	$0.02				$0.01
Weighted average number of common shares outstanding:
Basic	23,818,762		850,952	(d)	24,669,714
Diluted	23,964,026		850,952	(d)	24,814,978

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2016

The following notes relate to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016:

(a)	To reflect approximately $365,400 in amortization of the identifiable intangible assets, offset by approximately $219,000 in acquisition related costs incurred by the Seller specifically for broker related monthly retainer fees and reimbursed travel.
(b)	To eliminate interest expense incurred by Seller under its note payable.
(c)	To record the income tax benefit of SureHarvest
(d)	To reflect the pro forma weighted average number of common shares outstanding based upon actual shares issued at closing.

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